EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 21st day of June, 2007, by and between Conexant Systems, Inc., a Delaware corporation (the “Company”), and Daniel Artusi (the “Executive”).
     WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive’s employment with the Company from and after the Effective Date (as defined in Section 2);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 24.
     2. Term. Unless earlier terminated pursuant to Section 8, the term of the Executive’s employment hereunder in the positions referenced under Section 3 will begin as of July 9, 2007 (the “Effective Date”) and will conclude on July 8, 2009 (the “Employment Period”); provided that, beginning on July 9, 2009 and on each anniversary of that date thereafter, the Employment Period will automatically be extended for a one-year period unless either party gives written notice to the other party at least sixty days before the end of the Employment Period (or extended Employment Period, as the case may be) that it no longer wishes such automatic one year extensions to continue.
     3. Position and Duties. The Executive will serve as President and Chief Executive Officer of the Company during the Employment Period. As President and Chief Executive Officer of the Company, the Executive will render executive, policy, and other management services to the Company of the type customarily performed by persons serving in a similar capacity and as reasonably determined by the Board with regard to the Executive’s status and position within the Company. The Executive will also become a member of the Board of Directors subject to his commencing employment and will continue to serve as such member for the Employment Period. The Executive will report directly to the Board. The Executive will devote the Executive’s reasonable best efforts and substantially full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company during the Employment Period, it being understood that the Executive may, consistent with the other provisions of this Agreement, pursue other outside interests (specifically the Executive’s board position at Powerwave Technologies, Inc.), including but not limited to devoting time to managing the Executive’s personal investments and to charitable and community activities. As a condition of employment and this Agreement, Executive will resign his position as a director of Atheros Communications, Inc., effective no later than the “Effective Date” of this Agreement.
     4. Place of Performance. During the Employment Period, the Executive’s primary place of employment and work location will be Austin, Texas, except for reasonable travel on Company business and as otherwise consented to by the Executive.
     5. Compensation.
     (a) Base Salary. During the Employment Period, the Company will pay to the Executive an annual base salary (the “Base Salary”), which initially will be $550,000. The Base Salary will be reviewed by the Board or the Compensation and Management Development Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Board or the Compensation Committee. If the Executive’s Base Salary is increased, the increased amount will be the Base Salary for the remainder of the Employment Period. The Base Salary will be payable monthly or in such other installments as will be consistent with the Company’s payroll procedures in effect from time to time.
     (b) Bonus. (i) During the Employment Period, the Executive will be eligible to earn an annual performance bonus in an amount determined at the discretion of the Board or the Compensation Committee for each fiscal year. It is the intention of the parties hereto that the Company shall establish a target bonus for the Executive with respect to each fiscal year of the Employment Period based upon overall performance of the Company and upon the Executive’s individual performance. The Executive’s initial full year annual target bonus will be 100% of the Base Salary (pro-rata for the time worked in the fiscal year). In the event that a target bonus is not established with respect to any subsequent year, the Executive’s target bonus shall be deemed to be the target bonus established under this Agreement for the immediately preceding year. Not withstanding the foregoing, for the fiscal year 2007, the Executive will be guaranteed a bonus of not less than $150,000, to be disbursed when normal company bonuses are paid. For fiscal year 2008 (which commences October 1, 2007), the Executive will be guaranteed a bonus of not less than $275,000, to be disbursed when normal company bonuses are paid.
     (ii) In addition to any annual performance bonus payable under this Section 5(b), the Company shall pay the Executive within thirty (30) days of commencing employment, a special “one time” bonus in the gross amount (before applicable taxes) of $100,000. While this “special” bonus will be paid within thirty (30) days of commencing employment, it will not be considered fully earned until the first anniversary date of the “Effective Date” of this Agreement. Should the Executive voluntarily terminate his employment for any reason (other than as a result of death or Disability) or be terminated for Cause before the first anniversary date of this Agreement, the Executive will owe the gross amount back to the Company within 30 days of his Termination Date. If the Executive is involuntarily terminated for any other reason than Cause before the first anniversary date of this Agreement, the Executive will be deemed to have earned the “special” bonus.
     (c) Other Equity Compensation. (i) On the Effective Date, the Company will grant to the Executive options to purchase 3,000,000 shares of Company Common Stock (“Stock Options”), with an exercise price equal to the fair market value of the Company Common Stock on the date of grant, such options to become exercisable as follows: (A) one-third of the options will become exercisable on the first anniversary of the Effective Date; (B) one-third of the options will be come exercisable on the second anniversary of the Effective Date; and (C) one-third of the options will become exercisable on the third anniversary of the Effective Date. In addition, on the Effective Date, you will be granted 1,000,000 Restricted Stock Units (“Non-Performance RSU’s”). These Non-Performance RSU’s will vest one-third each year on the first, second and third anniversary dates of the Effective Date. In addition, on the Effective Date, you will be granted 500,000 Non-Performance RSUs which will vest on the first anniversary of the Effective Date. On the Effective Date, you will also be made a grant of 1,000,000 Performance Restricted Stock Units (“Performance RSU’s”). These Performance RSU’s are subject to vest under the following conditions: (A) one-third will vest if the Company’s Common Stock sustains an average closing price of $3.00 over a 60 calendar day period; (B) one-third will vest if the Company’s Common Stock sustains an average closing price of $4.50 over a 60 calendar day period; and (C) one-third will vest if the Company’s Common Stock sustains an average closing price of $6.00 over a 60 calendar day period. Any unvested portion of the initial Performance RSU grant after five (5) years will be forfeited. The Stock Options, Non-Performance RSUs and Performance RSUs will be granted substantially in the forms of the respective award agreements provided to the Executive prior to date of this Agreement.
     (ii) Notwithstanding the foregoing, in the event of a Change of Control, any unvested Stock Options, Non-Performance RSUs and shares of non-performance based Restricted Company Common Stock will become fully vested contingent upon and immediately prior to such Change of Control. In addition, in the event of a Change of Control, if and to the extent not already vested, (A) one-third of the Performance RSUs granted as of the Effective Date will vest contingent upon and immediately prior to such Change of Control if the closing price of the Company’s Common Stock (or, in the event of a Change of Control that is a Corporate Transaction, the price per share of Common Stock in such Corporate Transaction) is at least $3.00 on the date of such Change of Control, (B) an additional one-third of such Performance RSUs will vest contingent upon and immediately prior to such Change of Control if the closing price of the Company’s Common Stock (or, in the event of a Change of Control that is a Corporate Transaction, the price per share of Common Stock in such Corporate Transaction) is at least $4.50 on the date of such Change of Control, and (C) the remaining one-third of such Performance RSUs will vest contingent upon and immediately prior to such Change of Control if the closing price of the Company’s Common Stock (or, in the event of a Change of Control that is a Corporate Transaction, the price per share of Common Stock in such Corporate Transaction) is at least $6.00 on the date of such Change of Control.
          (iii) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise provided in Section 1 of the respective Non-Performance RSU and Performance RSU award agreements, any vested Non-Performance RSUs or Performance RSUs will be paid out immediately upon vesting and in any event no later than March 15th of the calendar year of the year following the year in which such Non-Performance RSUs or Performance RSUs vest.
     (d) Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites made available to senior executives of the Company. Nothing contained in this Agreement will prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated employees and/or officers of the Company.
     (e) Vacation; Holidays. During the Employment Period, the Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days will be taken at a reasonable time or times. The Executive will initially be entitled to four (4) weeks vacation per year.
     (f) Withholding Taxes and Other Deductions. To the extent required by law, the Company will withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.
     6. Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive’s duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company will promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company.
     7. Confidentiality; Work Product.
     (a) Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive’s performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates and their predecessors of which the Executive becomes aware during such period. Therefore, the Executive agrees that the Executive will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive’s own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive’s control.
     (b) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates and their predecessors that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors (“Work Product”) belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive’s rights, title and interest in and to the Work Product to the Company. Any copyrightable work (“Copyrightable Work”) prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities will be deemed a “work made for hire” under the copyright laws, and the Company will own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to the Company all of the Executive’s rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive will promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
     (c) Enforcement. The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of this Section 7, the Company will be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.
     8. Termination of Employment. Any termination of the Employment Period by the Company or the Executive will be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon, if any, and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period will take effect on the Date of Termination. The Employment Period will be terminated under the following circumstances:
     (a) Death. The Employment Period will terminate upon the Executive’s death;
     (b) By the Company. The Company may terminate the Employment Period (i) if the Executive will have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability will continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”), or (ii) with or without Cause;
     (c) By the Executive. The Executive may terminate the Employment Period at any time for Good Reason or without Good Reason; or
     (d) Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2. The expiration of the Employment Period due to a notice of non-renewal tendered by the Company to the Executive will be treated as a termination of the Employment Period by the Company without Cause. The expiration of the Employment Period due to a notice of non-renewal tendered by the Executive to the Company will be treated as a termination of the Employment Period by the Executive without Good Reason.
     9. Compensation upon Termination. The Executive’s employment as both President and Chief Executive Officer of the Company must be terminated in order for the Executive to receive any payment or other benefit under this Section 9.
     (a) Death. If the Employment Period terminates as a result of the Executive’s death, the Company will promptly pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of such arrangements. In addition, if the Employment period terminates as a result of the Executive’s death, then all unvested Stock Options, Non-Performance RSUs and shares of non-performance based Restricted Company Common Stock held by the Executive will become fully vested and, in the case of the Stock Options, fully exercisable on the Date of Termination, and the Executive will be entitled to exercise all such options until the earlier of (i) the third anniversary of the Executive’s Date of Termination and (ii) the expiration date of such option set forth in the grant notice for the option award. The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).
     (b) Disability. If the Company terminates the Employment Period because of the Executive’s Disability, the Company will promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of such arrangements. In addition, if the Company terminates the Employment Period because of the Executive’s Disability, then the Executive will be entitled to the equity and health insurance portions of the Separation Benefits set forth in Section 9(e)(ii) and (iii). The Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).
     (c) By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Employment Period for Cause or if the Executive terminates the Employment Period without Good Reason, the Company will promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b), (c) and (d) will be paid in accordance with the terms of such arrangements.
     Other than as set forth in this Section 9(c), the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
     (d) By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Employment Period other than for Cause, Disability or death, or the Executive terminates the Employment Period for Good Reason, the Executive will be entitled to the Separation Benefits (as defined in Section 9(e)). Other than as set forth herein, the Company will have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
     If requested by the Company, the Executive will execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits. Nothing in this Section 9(d) will be deemed to operate or will operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including without limitation any actions which formed, or could have formed, the basis for termination of the Executive’s employment for Cause.
     (e) Separation Benefits. For purposes of this Agreement, “Separation Benefits” will mean:
          (i) payment by the Company to the Executive of a cash lump sum equal to:
(A)	any accrued but unpaid Base Salary through the Date of Termination and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination;

(B)	a pro-rata portion of the Executive’s target bonus for the fiscal year in which the Date of Termination occurs (such pro rata amount to be determined by multiplying such target bonus by a fraction, the numerator of which is the number of days of the then current fiscal year that have elapsed before the Date of Termination, and the denominator of which is 365);

(C)	the Base Salary multiplied by two (2);

(D)	the Executive’s “annual target bonus” multiplied by two (2); and

(E)	an additional payment of $200,000;
          (ii) continued provision by the Company of coverage under the Company’s health insurance plan for a period of 18 months beginning on the Date of Termination; and
          (iii) all unvested Stock Options, Non-Performance RSUs and shares of non-performance based Restricted Company Common Stock held by the Executive will become fully vested and, in the case of the Stock Options, fully exercisable on the Date of Termination, and the Executive will be entitled to exercise all such options until the earlier of (A) the second anniversary of the Executive’s Date of Termination and (B) the expiration date of such option set forth in the grant notice for the option award. For purposes of this Section 9(e), the Executive’s “annual target bonus” will be equal to the Executive’s Base Salary then in effect.
     Any cash payment pursuant this Section 9(e), payment of Non-Performance RSUs or issuance of shares of non-performance based Restricted Company Common Stock pursuant to Section 9(e)(iii) will be made by the Company within thirty days following the Date of Termination, except as may be provided otherwise in Section 23.
     (f) Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of a termination by the Company without Cause will be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 9(d) will constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages will be in lieu of all other claims that the Executive may make with respect to the termination of the Executive’s employment, the Employment Period or any such breach of this Agreement. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as specifically provided in clause (ii) of Section 9(e), such amounts will not be reduced whether or not the Executive obtains other employment.
     10. Noncompetition and Nonsolicitation.
     (a) Noncompetition. THIS SECTION 10(a) WILL HAVE NO FORCE OR EFFECT, AND WILL NOT BE DEEMED A PART OF THIS AGREEMENT, DURING ANY AND ALL PERIODS IN WHICH THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN THE STATE OF CALIFORNIA, BUT WILL BECOME IMMEDIATELY EFFECTIVE IF AND TO THE EXTENT THE EXECUTIVE PERFORMS SERVICES AS AN EMPLOYEE OF THE COMPANY PRINCIPALLY IN A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. The Executive acknowledges that his initial and principal place of employment is Austin, Texas, and therefore, this section 10 (a) is in force and effect on the Effective Date. The Executive further acknowledges that in the course of the Executive’s employment with the Company and its Affiliates and their predecessors, the Executive has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates and their predecessors, that the Executive’s services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depends substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of twelve months following the termination of the Employment Period for any reason (the “Restricted Period”), the Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Affiliates, in any country where the Company or its Affiliates conducts business; provided, however, that passive investments amounting to no more than three percent of the voting equity of a business and the Executive’s other current positions and activities described in Section 3 will not be prohibited hereby.

     (b) Nonsolicitation. During the Restricted Period, the Executive will not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.
     (c) Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 10 will be deemed illegal by any jurisdiction, the provisions in this Section 10 will be deemed ineffective within such jurisdiction. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
     11. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it will be determined that any payment or distribution by the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it will be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the Payments would not give rise to any Excise Tax, then no Gross-Up Payment will be made to the Executive and the Payments, in the aggregate, will be reduced to the Reduced Amount. In all cases, any Gross-Up Payment made in accordance with this Section 11 will be made no later than the end of the calendar year in which the Executive pays the Excise Tax.
     (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, will be made by Deloitte & Touche LLP or such other nationally recognized public accounting firm agreed to by the Executive and the Company (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group (other than the Company) effecting the change of control resulting in an Excise Tax, the Executive will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, will be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.
     (c) The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification will be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim before the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive will:
     (i) give the Company any information reasonably requested by the Company relating to such claim;
     (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
     (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
     (iv) permit the Company to participate in any proceedings relating to such claim;
     provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive, on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Further, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of thirty days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     12. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
     (a) If to the Company:
Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, CA 92660
Fax: (949) 483-9475
Attention: Michael Vishny, Senior Vice President, Human Resources
     (b) If to the Executive:
at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.
     14. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12 and 23 will survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.
     15. Assignment. The rights and obligations of the parties to this Agreement will not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, will have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder will be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder will inure to the benefit of, and will be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.
     16. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     17. Amendment; Waiver. This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement will thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder will not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.
     18. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose, and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     19. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Texas (but not including the choice of law rules thereof).
     20. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments between the parties except as set forth herein.
     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.
     22. Legal Expenses. The Company will pay or reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the negotiation of this Agreement and the Executive’s commencement of employment hereunder. Any such reimbursement will be made no later than the calendar year following the year in which such expense was incurred.
     23. Provisions Regarding Code Section 409A.
     (a) Six-Month Wait for Key Employees Under Separation from Service. To the extent any amount payable under this Agreement constitutes amounts payable under a “nonqualified deferred compensation plan” (as defined in Code Section 409A) following a “separation from service” (as defined in Code Section 409A), including any amount payable under Sections 9 or 11 of this Agreement, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Executive’s “separation from service,” but only if the Executive is then deemed to be a “specified employee” under Code Section 409A as of the date he “separates from service”.
     (b) Necessary Amendments Due to Code Section 409A. The parties hereto acknowledge that the requirements of Code Section 409A are still being developed and interpreted by government agencies, that certain issues under Code Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Code Section 409A, including amendments necessary to ensure that compensation will not be subject to Code Section 409A, the Executive agrees that the Company will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion, provided that it has first negotiated with the Executive on a good faith basis to construct an amendment that would be mutually satisfactory to the parties hereto.
     (c) Gross-Up for Code Section 409A Liabilities. Notwithstanding anything in this Agreement to the contrary, in the event that it will be determined that any compensation, payment or distribution by the Company or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the interest and additional 20% tax imposed by Code Section 409A (a “409A Amount”), then the Executive will be entitled to receive a payment (a “409A Gross-Up Payment”) in an amount such that after payment by the Executive of the interest and the additional 20% tax imposed under Code Section 409A(a)(1)(B) (including any interest and additional 20% tax imposed with respect to such payment) and any income taxes imposed on the 409A Gross-Up Payment only (and any interest and penalties imposed with respect thereto), the Executive retains an amount equal to the 409A Amount. Any 409A Gross-Up Payment will be made no later than the end of the calendar year in which the Executive pays the 409A Amount.
     24. Definitions.
     “Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Board” means the board of directors of the Company.
     “Cause” means: (i) the Executive’s indictment or conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates; (ii) the Executive’s substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the Board, if such failure is not cured within thirty days after the Executive receives written notice thereof; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties which materially injures the Company or its reputation; or (iv) the Executive’s willful breach of the material covenants of this Agreement.
     “Change of Control” means:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Common Stock of the Company (the Outstanding Company Common Stock) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities); provided, however, that for purposes of this subparagraph (i), the following acquisitions will not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or
     (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a Corporate Transaction), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or
     (iv) Approval by the Company’s shareowners of a complete liquidation or dissolution of the Company.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty days after Notice of Termination, provided that the Executive will not have returned to the performance of the Executive’s duties on a full-time basis during such thirty-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated during the Employment Period for any other reason, the date specified in the Notice of Termination; or (v) if the Executive’s employment is terminated due the non-renewal of the Employment Period in accordance with Section 2 hereof, the date on which the Employment Period expires by its terms.
     “Good Reason” means, in the absence of a written consent of the Executive: (i) a material diminution in the Executive’s authority, duties or responsibilities, as contemplated by Section 3 of this Agreement; (ii) a material diminution in the Executive’s Base Salary; or (iii) the Company’s requiring the Executive to be based at any office or location more than fifty miles from that identified in Section 4 hereof. Notwithstanding the foregoing, (A) the Executive must notify the Company in writing of any event or condition described in subsection (i), (ii) or (iii) hereof within 90 days of the initial existence of such event or condition, (B) the Company will have at least 30 days after receipt of such notice from the Executive to cure such initial event or condition, and (C) the Executive must separate from service with the Company within 90 days after the end of the cure period described in (B) hereof.
     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CONEXANT SYSTEMS, INC.
By:	/s/ MICHAEL H. VISHNY
	Name:	Michael H. Vishny
	Title:	Senior Vice President, Human Resources

DANIEL ARTUSI
/s/ DANIEL ARTUSI

Date: June 21, 2007